EXHIBIT NO. 23(m)

                                DISTRIBUTION PLAN
                                       OF
                             NEW CENTURY PORTFOLIOS

     WHEREAS, New Century Portfolios (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, The Trust presently offers shares of beneficial interest in separate series (each a "Fund," and collectively, the "Funds"), as listed on Schedule A (as such Schedule may, from time to time, be supplemented or amended); and

     WHEREAS, each Fund intends to act as a distributor of its shares of beneficial interest as defined in Rule 12b-1 under the 1940 Act, and desires to adopt a Distribution Plan pursuant to such Rule, and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit each Fund and its shareholders.

     NOW THEREFORE, the Trust hereby adopts this Distribution Plan for each of the Funds (the "Plan") in accordance with Rule 12b-1 under the 1940 Act and containing the following terms and conditions:

     1. Each Fund may finance activities which are primarily intended to result in the sale of its shares in accordance with this Plan. The expenses of such activities ("Distribution Expenses") shall not exceed 0.25 percent (0.25%) per annum of such Fund's average daily net assets.

     2. The Distribution Expenses provided for in paragraph 1 of this Plan may be spent by a Fund on any activities primarily intended to result in the sale of such Fund's shares, including, but not limited to, compensation paid to and expenses incurred by officers, trustees, employees or sales representatives of such Fund, or broker-dealers or other third parties, in consideration of their promotional and distributional services, which services may include assistance in the servicing of shareholder accounts produced by third parties, and may include promotional, travel, entertainment and telephone expenses, the printing of prospectuses and reports for other than existing shareholders, preparation and distribution of sales literature, and advertising of any type.

     3. This Plan shall not take effect with respect to a Fund until it has been approved by (a) a vote of at least a majority of the outstanding voting securities of such Fund and (b) a vote of the Board of Trustees of the Trust, including the affirmative vote of at least a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in agreements related to the Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for voting on the Plan.

     4. Any agreements related to this Plan shall be in writing, the form thereof must be approved by the Board of Trustees (including the Rule 12b-1 Trustees), and may be terminated at any time in the manner provided for termination of this Plan in paragraph 7 below.

     5. This Plan and agreements hereunder shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3(b).

     6. The persons authorized to direct the disposition of Distribution Expenses paid or payable by each Fund pursuant to this Plan or any related agreement shall be the President of the Trust or his or her designee. The President shall provide to the Trust's Trustees and the Trustees shall review, at least quarterly, a written report of the Distribution Expenses so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated with respect to any Fund at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of such Fund.

     8. This Plan may not be amended to increase materially the limit upon Distribution Expenses provided in paragraph 1 or to change materially the nature of such Distribution Expenses provided in paragraph 2 hereof unless such amendment is approved in the manner provided for in paragraph 3 hereof.

     9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

     10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

     11. It is the opinion of the Trust's Trustees and officers that the following are not expenses primarily intended to result in the sale of shares issued by a Fund: fees and expenses of registering the Funds as a broker-dealer or of registering an agent of the Funds under federal or state laws regulating the sale of securities; fees of registering, at the request of the Funds, agents or representatives or a principal underwriter of the Funds under federal or state laws regulating the sale of securities, provided that no sales commission or "load" is charged on sales of shares of the Funds; and fees and expenses of preparing and setting in type the Trust's registration statement under the Securities Act of 1933. Should such expenses be deemed by a court or agency having jurisdiction to be expenses primarily intended to result in the sale of shares issued by the Funds, they shall be considered to be expenses contemplated by and included in this Distribution Plan but not subject to the limitation prescribed in paragraph 1 hereof.



Effective Date:   March 1, 2004

                                                                      SCHEDULE A




                          New Century Capital Portfolio
                         New Century Balanced Portfolio
                        New Century Aggressive Portfolio
                       New Century International Portfolio
                  New Century Alternative Strategies Portfolio


















Dated: March 1, 2004